Exhibit 99.1

Safety Shot Releases Second Quarter 2024 Results and Corporate Highlights

- Q2 Revenues Increased 40%

- Q2 Operating Expenses Decreased 17.7%

- Recent Clinical Trial Confirms Dramatic Reduction of Blood Alcohol Content

- Revolutionary Formula to be Soon Released in Convenient 4-ounce Bottles

- Powdered Version of Alcohol-reducing Nutraceutical to be Released in Q4

JUPITER, Fla., August 16, 2024 — Safety Shot, Inc. (Nasdaq: SHOT) (the Company) the revolutionary wellness and dietary supplement company dedicated to the promotion of responsible consumption of alcohol, has released its financial results for its second quarter ended June 30, 2024 as well as a corporate highlights for the quarter.

“We are very excited about our financial performance and our achievements for the second quarter of 2024. A dramatic increase in our revenues with a dramatic decrease in our operating expenses only showcases Safety Shot’s determination to bring value to stakeholders,” stated CEO Jarrett Boon. “We have exciting things expected in the next couple of quarters and believe they will serve as catalysts to further strengthen the company’s financial results going forward. As we continue to execute our business strategy, we remain focused on enhancing our growth potential. This is illustrated by the promising clinical results the company reported this month as well as new partnerships and new product lines the company will be launching in the near future.”

Second Quarter 2024 Highlights:

-	Company reports a 40% increase in sales in the second quarter compared to the first quarter.

-	Company reports a 17.7% decrease in operating expenses in the second quarter compared to the first quarter, highlighting significant progress in Safety Shot’s financial health.

-	Company reveals significant new findings from a recent clinical trial conducted at The Center for Applied Health Sciences (“CAHS”). The double-blind, randomized, placebo-controlled study evaluated the acute impact of Safety Shot on consumer’s Blood Alcohol Content (“BAC”), successfully demonstrating remarkable and statistically significant results in various measures related to alcohol consumption and the subsequent rapid reduction of BAC. Within 30 minutes of consuming Safety Shot, participants showed a 30%-50% faster rate of alcohol reduction compared to the placebo group. Safety Shot’s proprietary blend of vitamins, minerals and botanical ingredients is now clinically proven as the world’s first formula to aid in the rapid reduction of alcohol within the body.

-	Company is advancing several product formats and formulations to continue to offer a wide array of products that can be purchased at various locations that coincide with consumer shopping habits.

-	Company announced that its revolutionary formula will be released in new, convenient 4-ounce bottles. Designed for easy on-the-go use, this new format ensures that customers can enjoy the benefits of Safety Shot’s groundbreaking formula anytime, anywhere. The 4-ounce bottles are anticipated to launch in Q3.

-	Company’s R&D team has successfully found a powdered solution that maintains 100% of the efficacy of the world’s first alcohol-reducing product. Safety Shot will offer a convenient stick pack in Q4.

-	Company announced a partnership with Capital Drugs as the brand expands its nationwide availability. Making strides in connecting the brand to its overarching wellness purpose, Safety Shot will be available in all 300 of the drugstore chain’s pharmacies across the United States.

-	Company announced a strategic partnership with Mr. Checkout, a national network of independent distributors, full-line grocery distributors, and wagon-jobbers. This partnership marks a significant milestone in Safety Shot’s mission to provide a revolutionary solution for responsible alcohol consumption to the masses. Additional partnerships include GoPuff, BevMo, and more.

About Safety Shot, Inc.

Safety Shot, Inc., a wellness and dietary supplement company, has developed Safety Shot, the first patented wellness product on Earth that lowers blood alcohol content by supporting its metabolism, while boosting clarity, energy, and overall mood. Safety Shot is available for purchase online at DrinkSafetyShot.com and Amazon. The Company is introducing business-to-business sales of Safety Shot to distributors, retailers, restaurants, and bars throughout 2024.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding Safety Shot’s ability to develop and commercialize a product that lowers blood alcohol content, the timing, progress and results of non-clinical studies and clinical trials, including our product development plans and strategies, Safety Shot’s future results of operations or financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are based on Safety Shot’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, our ability to comply with applicable U.S. and foreign laws, rules, and regulations, product liability claims, our ability to develop and market Safety Shot and the risks and uncertainties that are described more fully in the section titled “Risk Factors” in Safety Shot’s annual report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission on April 1, 2024, and its other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and Safety Shot undertakes no duty to update such information except as required under applicable law.

Media and Investor Contact:

Autumn Communications

Jess Weinberger

Phone: 201-213-3239

Email: shot@autumncommunications.com

Investor Relations

Medon Michaelides

Phone: 561-244-7100

Email: investors@drinksafetyshot.com